Exhibit 99.1

Contact:
John McManus
President and Chief Executive Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9820

AEOLUS ANNOUNCES $6.75 MILLION PRIVATE PLACEMENT FINANCING

Mission Viejo, CA – December 15, 2015 -- Aeolus Pharmaceuticals, Inc. (OTCQB: AOLS), a biotechnology company developing compounds to protect against fibrosis, inflammation, nerve damage and infection announced today that it has entered into definitive agreements with certain institutional and other accredited investors to raise gross proceeds of $6.75 million in a private placement financing. The investors comprised both new and existing investors in the Company, including entities associated with BVF Partners L.P., a leading life sciences investment firm, which manages the Biotechnology Value Fund family of funds ("BVF").

Net proceeds from this offering will be used for general corporate and working capital purposes, including the development of AEOL10150 as a medical countermeasure for the pulmonary effects of acute radiation syndrome, under the Company's development contract with the Biomedical Advanced Research and Development Authority ("BARDA").  In addition, the Company intends to use the proceeds to pursue human clinical trials with AEOL 10150 in Idiopathic Pulmonary Fibrosis and radiation oncology and the completion of pre-clinical development of AEOL 20415 for infectious diseases and AEOL 11114B for Parkinson's disease.

Pursuant to the purchase agreement, BVF will purchase $4.5 million of Preferred Units consisting of (i) 4,500 shares of Series C Convertible Preferred Stock of the Company (the "Series C Stock") that are collectively convertible into an aggregate of 20,454,546 Common Shares and (ii) Warrants to purchase an aggregate of 20,454,546 Common Shares, in each case subject to adjustment.  The Warrants have an exercise price of $0.22 per share.

Aeolus has also agreed to issue to a group of non-BVF investors an aggregate of 10,215,271 shares of the Company's common stock at a price per share of $0.22, as well as five-year warrants to purchase up to an aggregate of 10,215,271 shares of common stock with an exercise price of $0.22 per share.

Laidlaw & Company served as the placement agent for the offering.

The securities offered in this private placement transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the investors, Aeolus has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Any offering of Aeolus' securities under the resale registration statement referred to above will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Aeolus Pharmaceuticals

Aeolus Pharmaceuticals is developing compounds with demonstrated anti-fibrotic, anti-inflammatory, anti-infective and neuro-protective properties.   Its first compound, AEOL 10150, is being developed with funding from the U.S. Department of Health and Human Services as a medical countermeasure against nuclear and chemical weapons, as well as a treatment for pulmonary fibrosis.  Aeolus' strategy is to leverage the substantial investment in toxicology, manufacturing and preclinical and clinical studies of AEOL 10150 made by U.S. government agencies, including the contract with BARDA valued, with options, at up to $118.4 million, to efficiently develop the compound for use in idiopathic pulmonary fibrosis, oncology, infectious diseases and Parkinson's disease. For more information, please visit Aeolus's corporate website at www.aolsrx.com.

Forward-Looking Statements
The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus' product candidates, as well as its proprietary technologies, development strategies and research programs, including the Company's initiation or potential initiation of pre-clinical development as well as clinical trials, including a phase 1 study in pulmonary fibrosis patients. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities; difficulties or delays in development, testing and obtaining regulatory approval; the imposition or continuation of clinical holds on development projects; the need to obtain funding for pre-clinical and clinical trials and operations; the scope and validity of intellectual property protection for Aeolus' product candidates, proprietary technologies and their uses; competition from other biopharmaceutical companies; and whether BARDA exercises one or more additional options under the its contract with Aeolus. Certain of these factors and others are more fully described in Aeolus' filings with the Securities and Exchange Commission, including, but not limited to, Aeolus' Annual Report on Form 10-K for the year ended September 30, 2014. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.